Exhibit 99.1
May 6, 2026
To Our Shareholders and the Broader Investment Community,
At an important moment of change for Disney, we remain focused on executing our long-term growth strategy. Our creative and operational momentum drove strong quarterly results, and we continue to expect growth to accelerate in the second half of the fiscal year. We are strengthening streaming through continued investment in the creative storytelling that defines us and in product and technology innovation, while advancing ESPN’s direct-to-consumer future, and delivering on our bold growth plans at Disney Experiences.
Our segments’ Q2 operating income results modestly exceeded our prior guidance. Stronger-than-expected revenue growth was the primary driver of the outperformance.
Revenues increased 7% for the second quarter to $25.2 billion from $23.6 billion in Q2 fiscal 2025. Income before income taxes increased 9% to $3.4 billion from $3.1 billion in Q2 fiscal 2025. Total segment operating income(1) increased 4% to $4.6 billion from $4.4 billion in Q2 fiscal 2025. Diluted earnings per share (EPS) decreased to $1.27 from $1.81 in Q2 fiscal 2025. Adjusted EPS increased to $1.57 from $1.45 in Q2 fiscal 2025.
Fiscal 2026 outlook:
•We expect fiscal 2026 adjusted EPS growth of approximately 12%, excluding the impact of the 53rd week.
•We expect fiscal 2026 adjusted EPS growth of approximately 16%, including the impact of the 53rd week.
•We are targeting at least $8 billion in share repurchases in fiscal 2026.
•We expect Q3 total segment operating income of approximately $5.3 billion.
•Current demand at our domestic parks and resorts is healthy. However, we are mindful of the macroeconomic uncertainty consumers are facing today.
Fiscal 2027 outlook:
•We continue to expect double-digit growth in adjusted EPS in fiscal 2027, excluding the impact of the 53rd week. Note that in Q4 fiscal 2027 we will lap the impact of the 53rd week in Q4 fiscal 2026.

(1) Total segment operating income, diluted EPS excluding certain items (also referred to as adjusted EPS), Entertainment SVOD operating income (also referred to as SVOD operating income), SVOD operating margin and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are income before income taxes, diluted EPS, Entertainment segment operating income, Entertainment segment operating margin and cash provided by operations, respectively. See the discussion on pages 20 through 24 for how we define and calculate these measures, a reconciliation thereof to the most directly comparable GAAP measures and as applicable, why the Company is not providing the forward-looking quantitative reconciliation thereof to the most comparable GAAP measures.

SUMMARIZED FINANCIAL RESULTS
The following table summarizes second quarter results for fiscal 2026 and 2025:

	Quarter Ended			Six Months Ended
($ in millions, except per share amounts)	March 28, 2026	March 29, 2025	Change	March 28, 2026	March 29, 2025	Change
Revenues	$25,168	$23,621	7%	$51,149	$48,311	6%
Income before income taxes	$3,367	$3,087	9%	$7,060	$6,747	5%
Total segment operating income(1)	$4,603	$4,436	4%	$9,203	$9,496	(3) %
Diluted EPS	$1.27	$1.81	(30) %	$2.61	$3.21	(19) %
Diluted EPS excluding certain items(1)	$1.57	$1.45	8%	$3.20	$3.22	(1) %
Cash provided by operations	$6,914	$6,753	2%	$7,649	$9,958	(23) %
Free cash flow(1)	$4,941	$4,891	1%	$2,663	$5,630	(53) %
(1)Total segment operating income, diluted EPS excluding certain items and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are income before income taxes, diluted EPS and cash provided by operations, respectively. See the discussion on pages 20 through 24 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.
SUMMARIZED SEGMENT FINANCIAL RESULTS
The following table summarizes second quarter segment revenue and operating income for fiscal 2026 and 2025:

	Quarter Ended			Six Months Ended
($ in millions)	March 28, 2026	March 29, 2025	Change	March 28, 2026	March 29, 2025	Change
Revenues:
Entertainment	$11,715	$10,682	10%	$23,324	$21,554	8%
Sports	4,609	4,534	2%	9,518	9,384	1%
Experiences	9,487	8,889	7%	19,493	18,304	6%
Eliminations(1)	(643)	(484)	(33) %	(1,186)	(931)	(27) %
Total revenues	$25,168	$23,621	7%	$51,149	$48,311	6%
Segment operating income:
Entertainment	$1,336	$1,258	6%	$2,436	$2,961	(18) %
Sports	652	687	(5) %	843	934	(10) %
Experiences	2,615	2,491	5%	5,924	5,601	6%
Total segment operating income(2)	$4,603	$4,436	4%	$9,203	$9,496	(3) %
(1)Reflects fees paid by (a) the entertainment vMVPD services to the sports and entertainment linear networks for the right to air the networks on the Hulu Live TV and Fubo services and (b) the Entertainment segment to the Sports segment to program certain sports content on ABC Network and Disney+.
(2)Total segment operating income is a non-GAAP financial measure. The most comparable GAAP measure is income before income taxes. See the discussion on pages 20 through 24 for how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.

OUR LONG-TERM VIEW
We believe Disney is uniquely positioned in the global entertainment industry with meaningful growth opportunities. We compete in a dynamic marketplace, which requires us to navigate rapid technological change and business model transitions. Even so, we believe Disney has enduring structural advantages that enable us to drive long-term value for our shareholders in the years ahead.
Disney’s unique competitive strength is our ability to create characters, stories, and franchises that form enduring relationships with audiences around the world. We engage with these audiences across streaming, theatrical, sports, consumer products, experiences, and games. What begins as a single creative investment can evolve into a multi-decade relationship — one that spans platforms, geographies, and generations. We believe these strengths support durable earnings growth and cash flow generation.
Looking ahead, we see a significant opportunity to engage and entertain our fans more deeply in both digital and physical environments.
OUR STRATEGY
Our immediate focus is on execution. However, we are executing aligned to a long-term strategy built on three pillars:
1.Investing in IP and creativity that breaks through, builds connections, and endures
2.Reaching more consumers in more seamless, engaging ways around the world
3.Using advanced technologies to power our storytelling and increase monetization and returns
INVESTING IN IP
Creative excellence has always driven the strength of our brands and franchises, and it continued to deliver meaningful economic value this quarter.
The arrival of Zootopia 2 on Disney+ in March is a perfect example of how, when our stories resonate, they generate value across our distribution platforms. Not only did Zootopia 2 generate $1.9 billion in global box office, the Zootopia franchise surpassed 1 billion hours streamed on our service. And that is only one part of the equation, as fans engage with Zootopia’s characters and stories at our theme parks, on our cruise ships, and at retail. In China, where Zootopia 2 became the highest grossing foreign film of all time, Zootopia land remains a strong draw for guests to visit Shanghai Disneyland.
Other streaming highlights in the quarter included the arrival of Predator: Badlands, Disney+'s Hannah Montana 20th Anniversary, Hulu's Paradise Season 2, and FX's Love Story: John F. Kennedy Jr. and Carolyn Bessette. Looking ahead, we are excited for the streaming premieres of Avatar: Fire and Ash and Hoppers, as well as the final season of The Bear on Disney+ and Hulu.
We are also focused on driving Disney+ growth outside the U.S. and are seeing early success with local originals, including the popular series Battle of Fates in Korea and Rivals in the U.K., which begins its much anticipated second season May 15.
We are especially excited for the upcoming theatrical releases of The Mandalorian & Grogu, Toy Story 5, and our live-action Moana. Franchise films like these strengthen our most strategic asset – our intellectual property – and help fuel our streaming, consumer products, experiences, and games businesses over years and generations.

Even as we invest in existing franchises, we know the importance of taking creative risks to build new ones. Hoppers, from Pixar, is a strong example of our focus on original IP, and we are pleased with its critical reception and the enthusiasm with which fans have embraced the story and characters.

MAY 1
THE DEVIL WEARS PRADA 2
MAY 22
STAR WARS
THE MANDALORIAN AND GROGU
JUNE 19
DISNEY · PIXAR
TOY STORY 5
JULY 10
DISNEY
MOANA
AUG 7
SUPER TROOPERS 3
AUG 28
THE DOG STARS
OCT 16
WHALEFALL
NOV 6
SEARCHLIGHT
WILD HORSE NINE
NOV 26
DISNEY
HEXED
DEC 18
MARVEL STUDIOS
AVENGERS DOOMSDAY
2027
FEB 5
ICE AGE BOILING POINT
MARCH 5
DISNEY · PIXAR
GATTO

To execute our creative strategy, we recently unified our Entertainment content businesses under Dana Walden, President and Chief Creative Officer, supporting a cohesive vision across film, television, streaming, and games.
The power of great storytelling is also central to ESPN’s success. We recently enhanced ESPN's offering, including closing our NFL transaction in January, broadening our relationship with MLB, and bringing CW Sports to the ESPN app for Unlimited plan subscribers. Additionally, users of the ESPN App and DraftKings Sportsbook can now link their accounts allowing us to better serve sports fans with deeper integrations.
Few companies bring creativity to life like Disney. In March we launched our latest ship, the Disney Adventure, and opened the World of Frozen at Disneyland Paris, and guest response has been positive. The World of Frozen is our most recent example of taking franchise IP and translating it into immersive physical experiences that deepen fan affinity and drive attractive economic returns.
INCREASING REACH AND ENGAGEMENT
We engage with fans around the world in both digital and physical environments at a scale unique to Disney. A top priority for our Company is improving the user experience on our streaming platforms. Our work on this front is reflected in our content strategy, product pipeline, and marketing investments.

There is no single initiative that will fully optimize our streaming business on its own. Rather, we believe the compounding benefits of many incremental improvements over time will increase engagement and improve retention.
As we look to build Disney+ beyond a premium streaming video service, we are focused on making the platform more engaging, more personalized, and more central to how fans experience our brands. Recent efforts to revamp the user interface and improve personalization are contributing to an increase in engagement.
In March, we launched Verts on Disney+ with the goal of improving discoverability and ultimately driving more daily interaction.
This work is ongoing and, while there may be some quarter-to-quarter variability in results, we are encouraged by the momentum we see.
Turning to our Sports segment, we believe in the power of sports to aggregate live, passionate audiences across our platforms. Live sports help attract new subscribers and offer marketers engaged audiences that are increasingly difficult to reach in a fragmented media ecosystem.
ESPN is the number one sports media brand in the U.S., the world's largest sports market. As sports distribution evolves, we believe ESPN is best positioned to serve fans across both linear and direct-to-consumer environments. While our ESPN direct-to-consumer business is just beginning to build, live sports consumption will continue migrating to streaming over time, making ESPN core to our long-term strategy.
Evidence of ESPN's brand strength and compelling content was clear in Q2 with ESPN garnering the largest share of linear sports consumption among total viewers(1), despite fierce competition from the Super Bowl and the Olympics. ESPN Men's Tournament Challenge saw 27 million completed brackets before the start of the tournament, an all-time high and up 7% over 2025.

(1) Source: Nielsen Media Research (L+SD), Big Data + Panel, Total Minutes by Network Group, All Sports Codes, 12/28/25-3/28/26, Excludes Sustainers

Our direct-to-consumer strategy at ESPN includes continued product innovation, a focus on adding content partners, and distributing our product through both direct and wholesale channels. This strategy is already yielding results as revenue generated by our digital subscribers in Q2 more than offset secular declines in the linear subscriber universe.
At Experiences, efforts to accelerate growth and drive increased global reach are well underway. The launch of the Disney Adventure is a meaningful milestone in extending Disney's reach into Asia. Based in Singapore, we expect this ship to attract Disney fans from markets throughout the region that have historically not had close proximity to our attractions. Bookings for the Disney Adventure have been very strong.
Global guests — which aggregates domestic and international parks attendance along with passenger cruise days — grew 2% compared to the prior-year quarter. Attendance at our domestic parks declined 1% when compared to the prior-year quarter, reflecting, in part, continued softness in international visitation. However, we are now beginning to lap the attendance headwinds we have faced in the domestic parks over the past year. While we acknowledge the potential impact of heightened global macro uncertainty on consumers, we are encouraged by current demand and expect year-over-year attendance at our domestic parks in Q3 to show improvement compared to Q2 results.
We are also focused on growing reach and engagement in areas that are not yet significant revenue drivers but are strategically important — including games. Interactive platforms are an increasingly relevant medium for younger audiences to engage with characters and stories, and our collaboration with Epic Games is central to our efforts in this space.
Our characters are among the most popular across the Fortnite universe. A recent example of the strength of our IP among this audience was The Simpsons on Fortnite, launched last November, which saw 780 million hours played by over 80 million unique players.

BATTLE BUS
FORTNITE®
the Simpsons™
© 2025 Epic Games, Inc.
™ & © 20th Television | MATT GROENING

IMPROVING MONETIZATION AND RETURNS
We monetize relationships with our worldwide fans across a variety of revenue lines spanning streaming (both subscription and advertising), linear TV (distribution and advertising), content licensing, theatrical, experiential, and consumer products.
Entertainment SVOD(1) revenue growth accelerated to 13% in Q2 compared to the prior-year quarter, up from 11% in Q1. This growth was driven by improved monetization following last year's rate adjustments, and volume growth including the benefit of new international wholesale agreements.
Foreign exchange contributed approximately three points to our Entertainment SVOD subscription revenue growth when compared to the prior-year quarter. This benefit was fully offset in Entertainment SVOD other revenues as a result of our foreign exchange hedging. Thus, foreign exchange did not have a material impact on the year-over-year growth in total Entertainment SVOD revenues or operating income.
We monetize our entertainment television brands — including ABC, Disney Channel, FX, and National Geographic — and our TV studios across both streaming and linear platforms, and to a lesser extent third-party licensing. As consumers shift from linear TV to streaming, we are managing through a monetization transition for these brands.
Disney Entertainment subscription and affiliate revenues grew 14% compared to the prior-year quarter, with the Fubo transaction contributing 5%. Disney Entertainment advertising revenues grew nearly 5% compared to the prior-year quarter, with the Fubo transaction contributing more than 1%. This growth reflects our expanding streaming revenues more than offsetting our declining linear revenues. We currently generate more Entertainment subscription and affiliate fees and advertising revenues from SVOD than linear TV, and we expect the mix shift from linear toward streaming to continue.
To sustain healthy growth in Entertainment SVOD revenues, we are investing behind our success. Our investments are focused on content, technology, and marketing. Our previously announced increase in content spending includes a greater volume of international local originals and general entertainment programming. We have a robust product pipeline aimed at increasing engagement and frequency of use, which is driving higher technology investment. Additionally, we recently restructured our marketing efforts across the Company to become more effective and efficient in our marketing spend.
Importantly, we delivered our first double-digit Entertainment SVOD operating margin in Q2 and remain on track to deliver at least 10% for the full fiscal year 2026.
Compared to our entertainment brands, ESPN is earlier in its monetization evolution, having launched the ESPN Unlimited plan last August. ESPN subscription and affiliate revenues grew 6% in the quarter compared to the prior-year quarter, with the NFL transaction contributing 3%. This growth was supported by our direct-to-consumer revenues. We see meaningful opportunity over time as we expand both the content offering and the consumer proposition for the ESPN Unlimited plan.
Advertising revenues at ESPN declined 2% relative to the prior-year quarter, due in part to fewer NBA games and lapping last year's 4 Nations hockey tournament. Sports segment operating income declined 5% year over year, driven primarily by higher rights fees, including the timing of new rights agreements, and higher marketing costs compared to the prior-year quarter.

(1) Disney+, Hulu subscription video-on-demand and Disney+ Hotstar (through November 14, 2024) streaming services (excluding Hulu Live TV and Fubo vMVPD services), collectively referred to as “Entertainment SVOD” or “SVOD”

Including the NFL transaction, we now expect Sports segment operating income to grow by a mid-single digit percentage in fiscal 2026 compared to fiscal 2025, excluding the 53rd week. However, we expect the NFL transaction to be roughly $0.03 dilutive to fiscal 2026 adjusted EPS, due to the increase in noncontrolling interest.
For Q3, we expect Sports segment operating income to decline by approximately 14% when compared to the prior-year quarter, driven by a double-digit percentage increase in programming expenses, including the timing of new rights agreements.
Expanding our sports offering through content and product initiatives is intended to drive additional monetization over time. Advertisers are particularly attracted to the live, engaged audiences on ESPN, and we are already seeing strong demand for inventory around ESPN's first Super Bowl, Super Bowl LXI, in February 2027.
Our Experiences business is an important expression of Disney’s ability to translate storytelling into high-quality, high-return physical environments that deepen loyalty and extend the reach of our brands.
Experiences revenues and operating income in Q2 were fiscal second quarter records, with growth of 7% and 5%, respectively, relative to Q2 fiscal 2025.
While we incurred some pre-opening costs related to both the Disney Adventure and World of Frozen, segment operating income growth came in modestly ahead of our guidance, thanks to stronger revenue growth. Pre-opening expenses for the Disney Adventure and World of Frozen weighed on operating income growth by roughly two percentage points. Per capita spending at our domestic parks was up 5% in the quarter, driven by growth in admissions, food and beverage, and merchandise.
We have multiple experience expansions underway using a capital-light model, including working with established local operators to bring a new cruise ship to Japan and a theme park resort to Abu Dhabi. The strategic logic of our Abu Dhabi plans is unchanged. Major new theme parks are necessarily long-term in nature given the lead time of these projects, and this investment approach has consistently benefited our business.
Across the Company, we are focused on improving overall returns, with an emphasis on margin expansion and disciplined investment. We continue to drive efficiencies throughout the organization, as evidenced by our recent marketing restructuring.
We view advanced technologies, including AI, as a meaningful long-term opportunity. We see opportunities for AI to play a role across five areas of our business: content creation and production, monetization, workforce productivity, guest and consumer experiences, and enterprise operations. At the same time, we are committed to implementing AI in a way that keeps human creativity at the center of everything we do and respects creators and the value of our intellectual property.

As widely reported, OpenAI opted to shut down Sora, and as a result we will not proceed with our previously planned investment in the company. We continue to explore potential commercial opportunities with OpenAI and others.
Overall, we are pleased with Q2 results and are optimistic as we look ahead to the remainder of the fiscal year.

Thank You,
Josh D’Amaro, Chief Executive Officer
Hugh Johnston, Chief Financial Officer

FORM 10-Q AND WEBCAST INFORMATION
Please review this earnings release in conjunction with our Form 10-Q, which can be found on our website at www.disney.com/investors. The Walt Disney Company will host a live Webcast today, May 6, 2026, at 8:30 AM EDT/5:30 AM PDT. To access the Webcast go to www.disney.com/investors. The Webcast replay will also be available on the site.

DISCUSSION OF SECOND QUARTER SEGMENT RESULTS
Entertainment
Operating results for Entertainment were as follows:

	Quarter Ended		% Change Better (Worse)
(in millions)	March 28, 2026	March 29, 2025
Revenues
Subscription and affiliate fees	$7,801	$6,858	14%
Advertising	1,670	1,598	5%
Content sales	1,725	1,594	8%
Other	519	632	(18) %
Total revenues	11,715	10,682	10%
Operating expenses	(7,906)	(7,052)	(12) %
Selling, general, administrative and other	(2,330)	(2,293)	(2) %
Depreciation and amortization	(251)	(203)	(24) %
Total costs and expenses	(10,487)	(9,548)	(10) %
Equity in the income of investees	108	124	(13) %
Operating Income	$1,336	$1,258	6%
The increase in revenue included a 4% benefit from the Fubo Transaction (refer to page 15). Aside from this, growth was attributable to:
•Higher subscription and affiliate fees due to an increase in effective rates, a favorable movement of major foreign currencies against the U.S. dollar and subscriber growth
•An increase in content sales revenue attributable to higher theatrical distribution revenue. The current quarter reflected the ongoing performance of Avatar: Fire and Ash and Zootopia 2 and the release of Hoppers, while the prior-year quarter reflected the ongoing performance of Mufasa: The Lion King and Moana 2 and the release of Captain America: Brave New World.
•Higher advertising revenue due to more impressions, partially offset by a decrease in rates
•A decrease in other revenue attributable to the impact of our foreign exchange hedging program
Higher costs and expenses included a 4% increase from the Fubo Transaction. Aside from this, the increase was due to:
•An increase in programming and production costs attributable to growth at our streaming services and higher theatrical distribution revenues
•Higher technology and distribution costs
•An increase in depreciation due to a new facility and investments in technology assets

Supplemental SVOD detail
The following table provides supplemental SVOD detail:

	Quarter Ended		Change
($ in millions)	March 28, 2026	March 29, 2025
Revenues
Subscription fees	$4,708	$4,057	16%
Advertising	821	733	12%
Other	(43)	72	nm
Total revenues	5,486	4,862	13%
Programming and production costs	(2,605)	(2,378)	(10) %
Other expenses(1)	(2,299)	(2,174)	(6) %
Total costs and expenses	(4,904)	(4,552)	(8) %
Entertainment SVOD operating income(2)	$582	$310	88%
(1)Includes other operating expenses, selling, general and administrative expenses and depreciation and amortization.
(2)Entertainment SVOD operating income (also referred to as SVOD operating income) is a non-GAAP financial measure. The most comparable GAAP measure is Entertainment segment operating income. See the discussion on pages 20 through 24 for how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.
The increase in revenue compared to the prior-year quarter was due to:
•Higher subscription fees attributable to subscriber growth, an increase in effective rates and a favorable movement of major foreign currencies against the U.S. dollar
•An increase in advertising revenue due to more impressions, partially offset by a decrease in rates
•A decrease in other revenue due to the impact of our foreign exchange hedging program
Higher costs and expenses compared to the prior-year quarter reflected:
•Higher programming and production costs
•An increase in technology and distribution costs

Sports
Operating results for Sports were as follows:

	Quarter Ended		% Change Better (Worse)
(in millions)	March 28, 2026	March 29, 2025
Revenues
Subscription and affiliate fees	$3,251	$3,080	6%
Advertising	1,132	1,157	(2) %
Other	226	297	(24) %
Total revenues	4,609	4,534	2%
Operating expenses	(3,605)	(3,507)	(3) %
Selling, general, administrative and other	(337)	(347)	3%
Depreciation and amortization	(28)	(11)	>(100) %
Total costs and expenses	(3,970)	(3,865)	(3) %
Equity in the income of investees	13	18	(28) %
Operating Income	$652	$687	(5) %
The increase in revenue compared to the prior-year quarter was attributable to:
•An increase in subscription and affiliate fees due to higher effective rates and the NFL Transaction (refer to page 15), partially offset by fewer subscribers
•The absence of Ultimate Fighting Championship (UFC) pay-per-view revenue compared to the prior-year quarter
•Lower advertising revenue due to fewer impressions
Higher costs compared to the prior-year quarter were primarily due to:
•An increase in programming and production costs attributable to:
◦Contractual rate increases
◦An impact from the timing of rights costs recognition as a result of contract renewals, which caused an increase in college sports rights costs and a decrease in NBA rights costs in the current quarter compared to the prior-year quarter. College sports rights costs shifted from the prior-year fourth quarter and the first quarter to the current quarter and NBA rights costs shifted from the first half of the current year to the third quarter.
◦The absence of certain rights costs compared to the prior-year quarter, primarily for UFC content, partially offset by costs for new sports rights
•Higher sales and marketing costs
•The benefit from a comparison to the write-off of an investment in the prior-year quarter

Experiences
Operating results for Experiences were as follows:

	Quarter Ended		% Change Better (Worse)
(in millions)	March 28, 2026	March 29, 2025
Revenues
Theme park admissions	$3,092	$2,919	6%
Resorts and vacations	2,564	2,359	9%
Parks & Experiences merchandise, food and beverage	2,199	2,101	5%
Merchandise licensing and retail	962	937	3%
Parks licensing and other	670	573	17%
Total revenues	9,487	8,889	7%
Operating expenses	(4,969)	(4,669)	(6) %
Selling, general, administrative and other	(1,115)	(1,024)	(9) %
Depreciation and amortization	(788)	(705)	(12) %
Total costs and expenses	(6,872)	(6,398)	(7) %
Operating Income	$2,615	$2,491	5%
The increase in revenue compared to the prior-year quarter was driven by:
•Higher guest spending at our domestic parks and experiences
•An increase in passenger cruise days, reflecting the launches of the Disney Destiny in November 2025 and the Disney Adventure in March 2026
Higher costs compared to the prior-year quarter reflected new guest offerings at our domestic parks and experiences, including the fleet expansion at Disney Cruise Line, and domestic inflation.

Supplemental revenue and operating income
The following table presents supplemental revenue and operating income detail for the Experiences segment:

	Quarter Ended		% Change Better (Worse)
(in millions)	March 28, 2026	March 29, 2025
Supplemental revenue detail
Parks & Experiences
Domestic	$6,917	$6,499	6%
International	1,596	1,441	11%
Consumer Products	974	949	3%
	$9,487	$8,889	7%
Supplemental operating income detail
Parks & Experiences
Domestic	$1,909	$1,823	5%
International	227	225	1%
Consumer Products	479	443	8%
	$2,615	$2,491	5%
OTHER DEVELOPMENTS
In January 2026, ESPN acquired NFL Network and certain other media assets owned and controlled by NFL Enterprises LLC, including the NFL RedZone channel’s pay TV distribution and NFL Fantasy (collectively the Specified Assets), from NFL Enterprises LLC in exchange for a 10% noncontrolling interest in ESPN (the NFL Transaction). Following the NFL Transaction, the Company has an effective 72% interest in ESPN and Hearst Corporation has an 18% interest. Effective January 31, 2026, the operating results attributable to the Specified Assets are included in the Company’s consolidated results.
In October 2025, the Company and FuboTV Inc. (Fubo), a publicly-traded virtual multi-channel video programming distributor (vMVPD), combined certain Hulu Live TV assets with Fubo (the Fubo Transaction). The Company has a 70% interest in the combined operations on a fully diluted basis. Effective October 29, 2025, the operating results attributable to Fubo are included in the Company’s consolidated results.

CASH FLOW
Cash provided by operations and free cash flow(1) were as follows:

	Six Months Ended
($ in millions)	March 28, 2026	March 29, 2025	Change
Cash provided by operations	$7,649	$9,958	$(2,309)
Investments in parks, resorts and other property	(4,986)	(4,328)	(658)
Free cash flow(1)	$2,663	$5,630	$(2,967)
(1)Free cash flow is not a financial measure defined by GAAP. The most comparable GAAP measure is cash provided by operations. See the discussion on pages 20 through 24.
Cash provided by operations decreased $2.3 billion to $7.6 billion in the current period from $10.0 billion in the prior-year period due to higher income tax payments and, to a lesser extent, an increase in spending on content at Entertainment and Sports, partially offset by higher operating cash flow at Experiences driven by higher operating income. The current period included payment of U.S. federal and California state income tax liabilities for fiscal 2025 and a portion of fiscal 2024, which were deferred pursuant to relief related to the 2025 wildfires in California.
Investments in parks, resorts and other property increased to $5.0 billion from $4.3 billion due to higher spending on cruise ship fleet expansion and new theme park attractions at the Experiences segment.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; $ in millions, except per share data)

	Quarter Ended		Six Months Ended
	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
Revenues	$25,168	$23,621	$51,149	$48,311
Costs and expenses	(21,379)	(20,115)	(43,485)	(40,727)
Restructuring and impairment charges	(239)	(109)	(239)	(252)
Interest expense, net	(240)	(346)	(515)	(713)
Equity in the income of investees	57	36	150	128
Income before income taxes	3,367	3,087	7,060	6,747
Income taxes	(902)	314	(2,111)	(702)
Net income	2,465	3,401	4,949	6,045
Net income attributable to noncontrolling interests	(218)	(126)	(300)	(216)
Net income attributable to The Walt Disney Company (Disney)	$2,247	$3,275	$4,649	$5,829

Earnings per share attributable to Disney:
Diluted	$1.27	$1.81	$2.61	$3.21
Basic	$1.27	$1.81	$2.62	$3.22

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,772	1,814	1,782	1,816
Basic	1,766	1,808	1,776	1,810

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; $ in millions, except per share data)

	March 28, 2026	September 27, 2025
ASSETS
Current assets
Cash and cash equivalents	$5,682	$5,695
Receivables, net	14,390	13,217
Inventories	2,080	2,134
Content advances	1,167	2,063
Other current assets	1,280	1,158
Total current assets	24,599	24,267
Produced and licensed content costs	30,360	31,327
Investments	8,397	8,097
Parks, resorts and other property
Attractions, buildings and equipment	86,202	82,041
Accumulated depreciation	(48,098)	(48,889)
	38,104	33,152
Projects in progress	4,966	6,911
Land	1,185	1,192
	44,255	41,255
Intangible assets, net	10,062	9,272
Goodwill	74,682	73,294
Other assets	12,862	10,002
Total assets	$205,217	$197,514
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$19,961	$21,203
Current portion of borrowings	8,887	6,711
Deferred revenue and other	7,375	6,248
Total current liabilities	36,223	34,162
Borrowings	38,471	35,315
Deferred income taxes	5,050	3,524
Other long-term liabilities	10,161	9,901
Commitments and contingencies
Equity
Preferred stock	—	—
Common stock and additional paid-in capital, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.9 billion shares	62,256	59,814
Retained earnings	62,393	60,410
Accumulated other comprehensive loss	(2,951)	(2,914)
Treasury stock, at cost, 130 million shares at March 28, 2026 and 79 million shares at September 27, 2025	(12,990)	(7,441)
Total Disney Shareholders’ equity	108,708	109,869
Noncontrolling interests	6,604	4,743
Total equity	115,312	114,612
Total liabilities and equity	$205,217	$197,514

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; $ in millions)

	Six Months Ended
	March 28, 2026	March 29, 2025
OPERATING ACTIVITIES
Net income	$4,949	$6,045
Depreciation and amortization	2,721	2,600
Deferred income taxes	918	93
Equity in the income of investees	(150)	(128)
Cash distributions received from equity investees	152	79
Net change in produced and licensed content costs and advances	1,999	1,889
Equity-based compensation	737	647
Other, net	55	205
Changes in operating assets and liabilities
Receivables	(1,165)	(367)
Inventories	3	(1)
Other assets	(350)	10
Accounts payable and other liabilities	(508)	(1,025)
Income taxes	(1,712)	(89)
Cash provided by operations	7,649	9,958

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(4,986)	(4,328)
Acquisitions and purchase of investments, net	(540)	(83)
Other, net	57	(62)
Cash used in investing activities	(5,469)	(4,473)

FINANCING ACTIVITIES
Commercial paper borrowings (payments), net	3,480	(791)
Borrowings	5,046	1,057
Reduction of borrowings	(3,537)	(2,913)
Dividends	(1,337)	(905)
Repurchases of common stock	(5,500)	(1,785)
Other, net	(314)	(216)
Cash used in financing activities	(2,162)	(5,553)

Impact of exchange rates on cash, cash equivalents and restricted cash	(28)	(76)

Change in cash, cash equivalents and restricted cash	(10)	(144)
Cash, cash equivalents and restricted cash, beginning of period	5,799	6,102
Cash, cash equivalents and restricted cash, end of period	$5,789	$5,958

NON-GAAP FINANCIAL MEASURES
This earnings release presents diluted EPS excluding certain items (also referred to as adjusted EPS), total segment operating income, free cash flow, Entertainment SVOD operating income and SVOD operating margin. Diluted EPS excluding certain items, total segment operating income, free cash flow, Entertainment SVOD operating income and SVOD operating margin are important financial measures for the Company but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of diluted EPS, income before income taxes, cash provided by operations, Entertainment segment operating income or Entertainment segment operating margin as determined in accordance with GAAP. Diluted EPS excluding certain items, total segment operating income, free cash flow, Entertainment SVOD operating income and SVOD operating margin as we have calculated them may not be comparable to similarly titled measures reported by other companies.
Our definitions and calculations of diluted EPS excluding certain items, total segment operating income, free cash flow, Entertainment SVOD operating income and SVOD operating margin, as well as quantitative reconciliations of each of these measures to the most directly comparable GAAP financial measure, are provided below.
The Company is not providing the forward-looking measure for diluted EPS, income before income taxes, Entertainment segment operating income or Entertainment segment operating margin, which are the most directly comparable GAAP measures to diluted EPS excluding certain items, total segment operating income, Entertainment SVOD operating income and SVOD operating margin, respectively, or reconciliations of forward-looking diluted EPS excluding certain items, total segment operating income, Entertainment SVOD operating income and SVOD operating margin to those most directly comparable GAAP measures. The Company is unable to predict or estimate with reasonable certainty the ultimate outcome of certain significant items required for such GAAP measures without unreasonable effort. Information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and significant impact on future GAAP financial results.
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of intangible assets, including purchase accounting step-up adjustments for released content recognized in the fiscal 2019 acquisition of TFCF and Hulu and business acquisitions occurring after fiscal 2025 (Acquisition Amortization), to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.

The following table reconciles reported diluted EPS to diluted EPS excluding certain items for the second quarter:

($ in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior-year period
Quarter Ended March 28, 2026
As reported	$3,367	$(902)	$2,465	$1.27	(30) %
Exclude:
Acquisition Amortization(4)	313	(70)	243	0.12
Restructuring and impairment charges(5)	239	(22)	217	0.12
Non-cash tax charge resulting from the NFL Transaction	—	115	115	0.05
Excluding certain items	$3,919	$(879)	$3,040	$1.57	8%

Quarter Ended March 29, 2025
As reported	$3,087	$314	$3,401	$1.81
Exclude:
Resolution of a prior-year tax matter	—	(1,016)	(1,016)	(0.56)
Acquisition Amortization(4)	396	(92)	304	0.16
Restructuring and impairment charges(5)	109	(25)	84	0.05
Excluding certain items	$3,592	$(819)	$2,773	$1.45
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current quarter, intangible asset amortization was $249 million and step-up amortization was $64 million. For the prior-year quarter, intangible asset amortization was $327 million, step-up amortization was $66 million and amortization of intangible assets related to an equity investee was $3 million.
(5)Amounts for the current quarter included an impairment of an equity investment ($147 million) and severance costs ($92 million). Amounts for the prior-year quarter included content impairments ($109 million).

The following table reconciles reported diluted EPS to diluted EPS excluding certain items for the six-month period:

($ in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year
Six Months Ended March 28, 2026:
As reported	$7,060	$(2,111)	$4,949	$2.61	(19) %
Exclude:
Acquisition Amortization(4)	613	(140)	473	0.24
Non-cash tax charges resulting from the Fubo and NFL Transactions	—	422	422	0.22
Restructuring and impairment charges(5)	239	(22)	217	0.12
Excluding certain items	$7,912	$(1,851)	$6,061	$3.20	(1) %

Six Months Ended March 29, 2025:
As reported	$6,747	$(702)	$6,045	$3.21
Exclude:
Acquisition Amortization(4)	793	(184)	609	0.32
Restructuring and impairment charges(5)	252	188	440	0.25
Resolution of a prior-year tax matter	—	(1,016)	(1,016)	(0.56)
Excluding certain items	$7,792	$(1,714)	$6,078	$3.22
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current period, intangible asset amortization was $485 million and step-up amortization was $128 million. For the prior-year period, intangible asset amortization was $654 million, step-up amortization was $133 million and amortization of intangible assets related to an equity investee was $6 million.
(5)Amounts for the current period included an impairment of an equity investment ($147 million) and severance costs ($92 million). Impairment charges for the prior-year period related to the formation of the India joint venture ($143 million) and content ($109 million). Tax expense includes a $56 million tax benefit on the impairment charges and a non-cash tax charge of $244 million related to the formation of the India joint venture.
Total segment operating income
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income (the sum of segment operating income from all of the Company’s segments) as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.

The following table reconciles income before income taxes to total segment operating income:

	Quarter Ended			Six Months Ended
($ in millions)	March 28, 2026	March 29, 2025	Change	March 28, 2026	March 29, 2025	Change
Income before income taxes	$3,367	$3,087	9%	$7,060	$6,747	5%
Add (subtract):
Corporate and unallocated shared expenses	380	395	4%	684	855	20%
Equity in the loss of India joint venture	64	103	38%	92	136	32%
Restructuring and impairment charges	239	109	>(100) %	239	252	5%
Interest expense, net	240	346	31%	515	713	28%
Acquisition Amortization	313	396	21%	613	793	23%
Total segment operating income	$4,603	$4,436	4%	$9,203	$9,496	(3) %
Free cash flow
The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the three major categories of the Company’s consolidated cash flows:

	Quarter Ended		Six Months Ended
($ in millions)	March 28, 2026	March 29, 2025	March 28, 2026	March 29, 2025
Cash provided by operations	$6,914	$6,753	$7,649	$9,958
Cash used in investing activities	(2,732)	(1,898)	(5,469)	(4,473)
Cash used in financing activities	(4,146)	(4,556)	(2,162)	(5,553)
The following table reconciles the Company’s consolidated cash provided by operations to free cash flow:

	Quarter Ended			Six Months Ended
($ in millions)	March 28, 2026	March 29, 2025	Change	March 28, 2026	March 29, 2025	Change
Cash provided by operations	$6,914	$6,753	$161	$7,649	$9,958	$(2,309)
Investments in parks, resorts and other property	(1,973)	(1,862)	(111)	(4,986)	(4,328)	(658)
Free cash flow	$4,941	$4,891	$50	$2,663	$5,630	$(2,967)

Entertainment SVOD operating income
Entertainment SVOD operating income consists of operating income for the Disney+, Hulu subscription video-on-demand and Disney+ Hotstar (through November 14, 2024) streaming services (collectively, “Entertainment SVOD” or “SVOD”), which excludes results for the Hulu Live TV and Fubo vMVPD services.
The Company uses Entertainment SVOD operating income (and related SVOD operating margin) as a measure of the performance of Entertainment SVOD, and we believe Entertainment SVOD operating income (and related SVOD operating margin) assists investors by allowing them to evaluate the performance of Entertainment SVOD separately from our other Entertainment businesses.
The following table reconciles Entertainment SVOD operating income to Entertainment segment operating income:

	Quarter Ended
($ in millions)	March 28, 2026	March 29, 2025	Change
Entertainment segment operating income(1)	$1,336	$1,258	6%
Subtract: Other Entertainment businesses operating income	754	948	(20) %
Entertainment SVOD operating income(1)	$582	$310	88%
(1)For the current quarter, Entertainment segment operating margin and SVOD operating margin were 11.4% and 10.6%, respectively. Entertainment segment operating margin is calculated as Entertainment segment operating income divided by Entertainment segment revenue, and SVOD operating margin is calculated as Entertainment SVOD operating income divided by Entertainment SVOD revenue.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, plans, financial prospects, outlook and guidance; financial or performance estimates and expectations (including estimated or expected revenues, earnings, operating income, timing of expenses, margins and cash flow) and expected drivers; future capital allocation, including investments, content spend, capital expenditures and share repurchases, and expected drivers; strategies, priorities and opportunities for growth, including plans for, future value of and investments in, as applicable, our IP, franchises, content offerings, businesses and assets, increasing reach and engagement and using technologies, including to increase monetization and returns; the completion and benefits of, as applicable, new initiatives, future projects, including at parks and experiences, and technologies; plans, expectations or drivers for growth in our streaming services and parks and experiences; anticipated demand (including, as applicable, visitation patterns) for and timing, availability or nature of our offerings, including at our parks and experiences, the content and functionality within our products and services and our content releases, including the applicable distribution channel; estimates of the financial impact of certain items, accounting treatment, events or circumstances; and other statements that are not historical in nature. Any information that is not historical in nature is subject to change. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and IP we invest in, our pricing decisions, our cost structure and our management and other personnel decisions), our ability to quickly execute on cost rationalization while preserving revenue, the discovery of additional information or other business decisions, as well as from developments beyond the Company’s control, including:
•the occurrence of subsequent events;
•deterioration in domestic and global economic conditions or failure of conditions to improve as anticipated;
•deterioration in or pressures from competitive conditions, including competition to create or acquire content, competition for talent and competition for advertising revenue;
•consumer preferences for and acceptance of our content offerings and the distribution channel (including pricing and bundling of our streaming services and impact on churn and subscriber additions) and our travel destinations;
•the market for advertising sales on our streaming services and linear networks;
•health concerns and their impact on our businesses and productions;
•international, including tariffs and other trade policies, political or military developments;
•regulatory and legal developments;
•technological developments;
•labor markets and activities, including work stoppages;
•adverse weather conditions or natural disasters; and
•availability of content.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•our operations, business plans or profitability;
•demand for our products and services;
•the performance of the Company’s content;
•our ability to create or obtain desirable content at or under the value we assign the content;
•the advertising market for programming;
•taxation; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in the Company’s most recent Annual Report on Form 10-K, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” subsequent quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

CONTACTS:

David Jefferson
Corporate Communications
818-560-4832

Benjamin Swinburne
Investor Relations
818-560-4245